EXHIBIT 14.1

MUTUAL FEDERAL BANCORP, MHC
AND SUBSIDIARIES
Corporate Code of Ethics

As adopted September 20, 2005

Dear Fellow Employee:

Success is in large measure a function of how well we conduct and execute our business plans and the policies and procedures we design to achieve those plans. At the Company, including Mutual Federal Savings and Loan Association of Chicago, we operate our business according to the highest standards of ethical conduct and integrity. We are proud of our reputation as a responsible and ethical company and intend to maintain it.

We conduct our business activities with honesty, integrity and in full compliance with the laws and regulations. Our commitment applies to relationships with customers, vendors, competitors, stockholders, auditors and public and governmental bodies. Most important, it applies to us all - as employees and directors.

All Company employees should be aware of our business ethics. That is why we have prepared this “Code of Ethics.” It sets forth the fundamental principles and basic standards and rules to which the corporation adheres. It is also designed to provide you with guidance in areas of business conduct where you may be uncertain of our practices. We intend to publicize this Code of Ethics so that the marketplace also knows our principles and standards of ethical conduct.

You should read the code and become familiar with its contents. All of us must abide by it. This Code of Ethics should be read together with the more detailed policies and procedures set forth in our Employee Handbook which employees must also follow.

If you have any questions about any aspects of the code, please contact your supervisor.

I.  INTRODUCTION

The Board of Directors has adopted this Code of Ethics to provide employees, vendors, customers, stockholders and members of the general public with an official statement of the fundamental principles that govern how Mutual Federal Bancorp, MHC, Mutual Federal Savings and Loan Association of Chicago, EMEFES Service Corporation and all subsidiaries (the “Company”) conduct themselves in the marketplace.

Under the code, our employees should conduct business for the Company in the full spirit of honest, ethical and lawful behavior and should not cause another employee or non-employee to act otherwise, either through inducement, suggestion or coercion.

The purpose of this code is to deter wrongdoing and to promote (1) honest and ethical conduct, including the ethical handling of conflicts of interest; (2) full, fair, accurate, timely and understandable disclosure in our reports to regulatory agencies; and (3) compliance with applicable rules and regulations. Senior financial officers are required to strictly adhere to this Code of Ethics and advocate full compliance by all personnel.

This code is a pronouncement of our desire to promote exemplary ethical behavior by our employees, directors and agents. We expect all our directors, officers and employees to promote full compliance with this Code of Ethics.

Who’s Covered

The code applies to all directors, officers and employees of the Company. All employees of the Company should be familiar with the code. All employees and directors will be asked annually to read and sign the code.

II.  CONFLICT OF INTEREST

Employees of the Company must avoid situations where their personal interests could conflict or appear to conflict with the interest of the Company or its stockholders. Conflicts of interest may arise when an individual’s position or responsibilities with the Company present an opportunity for personal gain apart from the normal compensation provided through employment. To help you avoid conflicts (and the appearance thereof), the following guidelines have been developed. Executive officers and directors of Mutual Federal Savings and Loan Association of Chicago should also refer to the Bank’s Conflict of Interest Policy for further guidance on avoiding conflicts of interest.

Use of Corporate Funds and Assets

The assets of the Company are much more than our offices, furnishings, equipment, cash deposits, corporate funds, computers and pencils. They include customer lists and marketing concepts, business strategies and plans, as well as information about our business. These assets may not be improperly used to provide personal gain for employees. Nor may employees provide others with the assets of the Company. The theft of money, property or other assets will not be tolerated.

Confidential Information

As part of your job, you may have access to confidential information about the Company, our customers, vendors, business partners, competitors and shareholders. Until released to the public, this information should not be disclosed to fellow employees who do not have a business need to know or to non-employees for any reason, except in accordance with established corporate procedures. Confidential information of this sort includes information or data on products, business strategies, acquisitions, new branch locations, customer information, corporate manuals, processes, systems, procedures, financial information etc. Much of the financial information we have about customers is subject to their legal rights to privacy and our privacy and confidentiality policies must be strictly adhered to preserve these rights. The duty to protect the confidences of the Company and our customers includes avoiding not only intentional disclosures but also taking care to avoid unintentional or indirect disclosure.

Personal Financial Gain

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Directors and employees should avoid any outside financial interest that might interfere with or unduly influence their corporate decisions or actions on behalf of the Company. This does not prohibit investments in or relationships with other companies that compete with or do business with the Company so long as the investment or relationship does not interfere with the director or employee’s exercise of independent judgment in fulfilling responsibilities to the Company.

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Insider trading in the capital stock of any publicly traded subsidiaries or tipping non-public material information about any publicly traded subsidiaries to others is a violation of law and is prohibited. All executive officers and directors are expected to abide by the insider trading policy of any such publicly traded subsidiary and to comply with trading restrictions that are in place under its insider trading policy from time to time.

If you feel you may have a conflict of interest due to your non-Company investments, you should seek guidance from your supervisor or the senior officer designated as the Company’s Ethics Officer.

Outside Activities

Employees should avoid outside employment or activities that would have a negative impact on their job performance with the Company, or which are likely to conflict with their obligations to the Company. No employee may engage in personal activities that conflict with the best interests of the Company. An employee who performs work for a company with which we do business or compete must disclose that interest or work to his/her supervisor.

Corporate Opportunities

All business opportunities for personal investment that come to the attention of any employee, officer or director of the Company that in any way relates to the business strategy of the Company or any of its subsidiaries are considered “corporate opportunities”. Each employee, officer and director is prohibited from using his or her position for inappropriate gain, which would include appropriating for themselves, or any for any affiliate or family members, business opportunities that properly belong to the Company, whether or not the opportunities are discovered through the performance of duties to the Company.

III.  COMPLIANCE WITH LAWS

In fulfillment of their responsibilities to the Company, all employees and directors are required to conduct themselves in a professional and ethical manner to promote the Company’s compliance with laws of federal, state and local governments applicable to the Company as well as the rules and regulations of private and public regulatory agencies having jurisdiction over the Company. Employees must comply with the policies and procedures set forth in the Employee Handbook. These policies and procedures have been designed to ensure compliance with laws and regulations.

IV.  DEALING WITH VENDORS AND CUSTOMERS

The following guidelines are intended to help all employees make the appropriate decision in potentially difficult or confusing situations.

“Kickbacks” and Rebates

The extension of loans and purchases or sales of products and services must not lead to employees, directors or their families receiving personal kickbacks, rebates or other payments regardless of form, whether in money, property or services, nor may any employee or director accept any form of kickback, rebate or other illicit payments of any kind from a customer or vendor on behalf of the Company.

Gifts and Entertainment

To avoid both the reality and the appearance of improper relations with vendors or customers, the following standards will apply to receipt of gifts and entertainment by directors and employees and members of their immediate family:

Gifts

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You may not accept gifts of money under any circumstances nor may you solicit non-money gifts, gratuities, or any other personal benefit or favor of any kind from any business, firm or individual doing or seeking to do business with the Company.

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Employees and members of their immediate families may accept unsolicited, non-money gifts from a business firm or individual doing or seeking to do business with the Company only if: (1) the gift is of nominal intrinsic value; (2) the gift is advertising or promotional material; or (3) the gift otherwise complies with our policies that require reporting and approval in certain circumstances. Under our policy, gifts with greater than nominal value must be reported to the President, or other designated officer, who will report to the Board of Directors as appropriate.

Entertainment

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Employees may not encourage or solicit entertainment from a business, firm or individual doing or seeking to do business with the Company. From time to time, employees may offer and/or accept meals, invitations to athletic events and other entertainment, but only if the entertainment is of reasonable value and in accordance with applicable Company policies.

Payments to Brokers, Agents, Consultants

Agreements with brokers, agents, sales representatives, and consultants must be in writing and must clearly and accurately set forth the services to be performed, the basis for earning the commission or fee involved, and the applicable rate or fee. Payments must be reasonable in amount and commensurate with the value of services rendered.

V.  FINANCIAL BOOKS AND RECORDS

False or artificial entries shall not be made in the books or records of the Company for any reason; to do so may result in criminal and/or civil penalties to the corporation and/or employee. No employee may engage in an arrangement that in any way may be interpreted or construed as misstating or otherwise concealing the nature or purpose of any entries in the financial books and records of the Company. Company policies are intended to promote full, fair, accurate, timely and understandable disclosures in reports and documents filed with, or submitted to, regulatory agencies and in the Company’s public statements and all other regulatory filings.

Falsification of Records

No payment or receipt on behalf of the Company may be approved or made with the intention or understanding that any part of the payment or receipt is to be used for a purpose other than that described in the documents supporting the transaction. “Slush funds” or similar funds or accounts where no accounting for receipts or expenditures is made on the Company’s books are strictly prohibited.

Retention of Records

All employees must comply with the Company’s records retention policies applicable to their area of operations. Destruction, concealment or falsification of any documents required by law to be retained is strictly prohibited.

VI.  FAIR DEALING

All employees and directors of the Company must uphold the highest standards of fair, honest and ethical conduct in all business dealings with customers, with other employees, with vendors, partners and competitors, with stockholders and with the general public.

Information About Competitors

In business, it is inevitable that the Company and its competitors will meet and talk from time to time. This is neither against the law nor to be avoided. What must be avoided, at all costs, is collaboration with competitors in violation of the law on such things as pricing, marketing, product design, sales territories and goals, and proprietary or confidential information.

As a vigorous competitor in the marketplace, we seek economic knowledge about our competitors. However, we will not engage in illegal or improper acts to acquire a competitor’s pricing lists, marketing plans, customer lists, employee lists, financial data, information about company facilities, expansion plans or operations. In addition, we do not hire competitors’ employees for purposes of obtaining confidential information or urge competitive personnel or customers to disclose confidential information.

VII.  POLITICAL ACTIVITIES AND CONTRIBUTIONS

The Company encourages each of its employees to be good citizens and to fully participate in the political process. Employees should, however, be aware that: (1) federal law prohibits the Bank from contributing to political candidates, political parties or party officials; and (2) employees who participate in partisan political activities must make every effort to ensure that they do not leave the impression that they speak or act for the Company or the Bank.

VIII.  COMPLIANCE

Board of Directors

The Board of Directors is responsible for assuring that the business of the Company is conducted in accordance with this Code of Ethics. The Board will assure that the legal rights of individuals are protected, that the Company’s legal obligations are fulfilled and that proper disciplinary and legal action is taken if violations occur. The Board will also see that corrective measures and safeguards are instituted to prevent recurrence of violations.

Ethics Officer

The Board of Directors will designate a senior officer of the Company to serve as the Ethics Officer. Employees should contact the Ethics Officer at (773) 847-7747 for guidance regarding any questions about this code or about fulfilling responsibilities under this code.

Reporting of Violations

As a Company employee, you are expected to report without delay all unethical, dishonest or illegal activities or financial improprieties by other employees, to your supervisor (unless implicated in the suspect activity) or to the Ethics Officer at (773) 847-7747. Concerns regarding questionable accounting, internal accounting controls or auditing matters should be reported to the Audit Committee Chairman at (773) 847-7747. Employees are also encouraged to contact directly the Chief Executive Officer or Chief Financial Officer with any concerns about wrongdoing or questionable practices of any kind within the Company.

Failure to report such information is a violation of the code as is the submission of facts which are known to be false. Submission of code violations may be in person or in writing to any of the above mentioned persons - preferably in writing - containing a description of the factual basis for the allegations (e.g., documents, events, meetings) and be signed.

No Retaliation

It is a serious code violation, and a violation of law, for any Company manager to initiate or encourage reprisal action against an employee or other person who in good faith reports known or suspected code violations. Retaliation will not be tolerated.

Penalties

Violations of this Code of Ethics are a serious matter and will be the basis for disciplinary action, including reprimand, loss of compensation, seniority or promotional opportunities, demotions or discharge.

Officers and Managers

All officers and managers are responsible for reporting any actual or alleged material code violations and any potential wrongdoing or financial improprieties. All officers and managers are also responsible for reviewing this code with each of their employees and ensuring that it is countersigned annually and placed in the employee’s personnel file. New employees shall read and sign the code upon employment.

Request for Waivers and Changes in Code of Ethics

Waivers to this Code of Ethics, if any, for directors or officers may only be granted by the Board of Directors of the Company. Any waivers of code provisions for directors or executive officers may in the future be required to be publicly disclosed in accordance with applicable requirements. In addition, it may become necessary to publicly disclose any changes to this Code of Ethics in the future.

IX.  EMPLOYEE STATEMENT

I acknowledge having received a copy of the Company Code of Ethics. I have read it completely and reviewed it with my immediate supervisor.

I understand how the code applies to me and agree to fully comply with each of its provisions.

I understand that any questions or comments I have regarding the Code of Ethics should be directed to the Ethics Officer.

I understand that the code is not intended to set forth either express or implied contractual obligations of the Company. The Company retains the right to change the provisions of this code at any time.

Employee Name: _______________________________________ (Please Print)
Employee Signature: ____________________________________
Date: ________________________________________________
Supervisor’s Name: _____________________________________
Supervisor’s Signature: __________________________________
Date: ________________________________________________

Ethics Officer for Mutual Federal Bancorp, MHC and its subsidiaries Signature: ____________________________________________ Date: ________________________________________________